UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)

Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The persons identified on the cover page hereto (collectively, the “Hartman Group”) on June 3, 2025 filed a definitive proxy statement and an accompanying BLUE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of Silver Star Properties REIT, Inc. (the “Company”) and (ii) the rejection of the Company’s alternate strategy proposal, and in favor of liquidating the Company’s assets in an orderly manner in accordance with the terms of its articles of incorporation and returning capital to stockholders.

On June 24, 2025, the Hartman Group distributed the following letter to shareholders:

SILVER STAR FAILS REAL ESTATE 101

June 24, 2025

Dear Shareholders,

You buy real estate to put your money to work for you and receive a return for your equity – the higher the better SILVER STAR HAS DONE THE EXACT OPPOSITE. Silver Star took $32.8 million dollars of your equity (proceeds they should have returned to you the shareholder) and bought new assets generating $5.8 million net operating income and $8.693 million in interest costs. THIS IS INDEFENSIBLE.

1 Assumed 55% NOI for Storage and 85% for Leasehold Interests.

In their haste to execute on their Failed New Direction Plan and appear legitimate in their leadership of the Company, they missed the essential principle of success in real estate investing . . .. buy with an eye to profit! Silver Star used your equity to buy marginal properties generating an income of approximately 3-5%, added expensive debt, and then delivered to you the investor the resulting negative cash flow.

Southern Star Whistleblower Discloses Silver Star Mismanagement

Silver Star purchased the self-storage operation Southern Star for $3 Million dollars without paying the sellers.

I received a phone call a few weeks ago from a whistleblower who was part owner of The Southern Star Company. He described Silver Star’s operations as so poor that the occupancy dropped, the income dropped, and they operated so poorly that they did not pay property expenses and utilities and as a result the properties’ utilities were cut off. The first thing Silver Star did when they took over was to stop the distributions to the investors. Despite all this destruction of value, Haddock took the $3 million dollar acquisition price and put it on Silver Star’s balance sheet for $30 million dollars. Another deceptive move by Haddock.

A fiduciary acts ethically and legally on behalf of shareholders. Silver Star has done neither. Vote today for their removal as fiduciaries of your real estate investment.

See the attached proxy letter for more details. Click here to read the full letter.

Call us directly at (619) 664-4780 to vote for the return of your capital or vote the blue proxy from our online e-mail.

Thank you for your trust and support.

Sincerely,

Al Hartman

The Hartman Shareholder Alliance Team

***

Additional Information

The Hartman Group has filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of the Hartman Group’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Silver Star Properties REIT, Inc. (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in the Hartman Group’s proxy solicitation. These materials and other materials filed by the Hartman Group with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website (http://www.sec.gov). The definitive proxy statement, the accompanying BLUE universal proxy card and other relevant documents filed by the Hartman Group with the SEC are also available, without charge, by contacting the Hartman Group’s proxy solicitor, InvestorCom LLC, at its toll-free number (877) 972-0090 or via email at Proxy@investor-com.com.